EXHIBIT 5

[Blue Rhino Corporation Letterhead]

January 7, 2004

Blue Rhino Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104

Re:	Registration Statement on Form S-8 Relating to the Blue Rhino Corporation Amended and Restated Stock Option Plan for Non-Employee Directors (as amended and restated through October 17, 2003)

Gentlemen:

          I am the Secretary and General Counsel of Blue Rhino Corporation (the “Company”), and I am familiar with the proceedings taken by the Company in connection with its registration under the Securities Act of 1933, as amended, of an aggregate of 400,000 shares of its common stock, $0.001 par value (the “Shares”), which are proposed to be offered and sold pursuant to the Blue Rhino Corporation Amended and Restated Stock Option Plan for Non-Employee Directors (as amended and restated through October 17, 2003) (the “Plan”). The Company is filing a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the Shares. This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation
S-K.

          I have reviewed the Plan and the Registration Statement. I have also reviewed the Company’s certificate of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, I have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

          In connection with such review, I have assumed the genuineness of all signatures and the legal competence of all signatories; the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies; and the proper issuance and accuracy of certificates of public officials and officers and agents of the Company. In rendering opinions as to future events, I have assumed the facts and law existing on the date hereof.

          Based upon the foregoing and the qualifications and limitations set forth below, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          This opinion is delivered solely for the Company’s benefit in connection with the Registration Statement and the transactions provided for therein and may not be relied upon by any other person or for any other purpose without my prior written consent.

          This opinion is limited to the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

          I hereby consent to being named in the Registration Statement as an attorney who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

Very truly yours,

/s/ D. Scott Coward

D. Scott Coward
Secretary and General Counsel